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                         [DELOITTE & TOUCHE LETTERHEAD]


November 23, 1999

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read and agree with the comments in Item 4 of Form 8-K of BrightStar Information Technology Group, Inc. dated November 8, 1999, (which was filed on November 16, 1999) except as follows:

o As to the comment in the last sentence of the fourth paragraph related to the steps taken by the Company to address each such material weakness, we have no basis to either agree or disagree.

o As to the first sentence of the fifth paragraph related to the information provided to the Board of Directors on September 24, 1999, we have no basis to either agree or disagree. Deloitte & Touche LLP was informed on September 23, 1999, by a Company officer that he believed a borrowing base calculation submitted to the Company's lender had been prepared with certain adjustments that were known not to be in accordance with the terms of the credit agreement.

o As to the second and third sentences of the fifth paragraph, we have no basis to either agree or disagree.

o As to the last sentence of the sixth paragraph, we have no basis to either agree or disagree.

Yours truly,

Deloitte & Touche LLP